Exhibit 99.1

CONTACT:

VIVUS, Inc.	Media Relations:	GolinHarris
Timothy E. Morris		Ashley Buford
Chief Financial Officer		abuford@golinharris.com
morris@vivus.com		212-373-6045

	Investor Relations:	The Trout Group
Brian Korb
bkorb@troutgroup.com
646-378-2923

VIVUS ANNOUNCES NEW QSYMIA OFFER

GET STARTED! AND SAVE NOW! PROGRAMS PROVIDE APPROPRIATE NEW PATIENTS UP TO $150 SAVINGS*

MOUNTAIN VIEW, Calif., March 5, 2013 — VIVUS, Inc. (NASDAQ:  VVUS) today announced a new program offering eligible patients a discount on Qsymia® (phentermine and topiramate extended-release) capsules CIV for a limited time.  The Save Now! Program is available online exclusively at www.qsymia.com and provides patients with the opportunity to pay no more than $75 for 30 days of the recommended dose (Qsymia 7.5mg/46 mg).  This represents up to $85 savings off the full retail price (which may vary by pharmacy) for this once daily therapy.

“We believe our Qsymia offer programs provide more patients struggling with obesity the opportunity to partner with their physicians to experience the benefits of Qsymia,” said Peter Y. Tam, president of VIVUS.  “Our goal is to take every measure to make Qsymia more accessible to patients today as we continue to make progress toward achieving reimbursement for patients who qualify.”

Qsymia is the only FDA-approved once daily combination therapy — and the first medication available in 13 years — for chronic weight management.

To obtain the offer, patients must have a valid prescription issued by a physician.  The offer is limited to one per patient for the duration of the program.  Patients who qualify for the offer program are eligible to receive 30 days of the recommended dose (7.5 mg/46 mg) of Qsymia once daily for no more than $75.

It is suggested that new patients initiate therapy on the Qsymia starting dose of 3.75mg/23mg for 14 days and then increase to the Qsymia recommended dose of 7.5mg/46mg.  This new offer complements the Qsymia Get Started! Free Trial Program, which provides eligible patients a free trial on a valid prescription for up to 14 capsules of the Qsymia starting dose (3.75 mg/23 mg).  For more information, visit www.qsymia.com.

* Based on the full retail price of 30 capsules of Qsymia 7.5 mg/46 mg ($85 savings), and the full retail price of 14 capsules of the Qsymia starting dose, 3.75 mg/23 mg ($65 savings), for a total of $150.

About Qsymia

Qsymia is approved in the U.S. and is indicated as an adjunct to a reduced-calorie diet and increased physical activity for chronic weight management in adults with an initial body mass index (BMI) of 30 kg/m2 or greater (obese) or 27 kg/m2 or greater (overweight) in the presence of at least one weight-related medical condition such as high blood pressure, type 2 diabetes, or high cholesterol.

The effect of Qsymia on cardiovascular morbidity and mortality has not been established. The safety and effectiveness of Qsymia in combination with other products intended for weight loss, including prescription and over-the-counter drugs, and herbal preparations, have not been established.

Important Safety Information

Qsymia (phentermine and topiramate extended-release) capsules CIV is contraindicated in pregnancy; in patients with glaucoma; in hyperthyroidism; in patients receiving treatment or within 14 days following treatment with monoamine oxidase inhibitors (MAOIs); or in patients with hypersensitivity to sympathomimetic amines, topiramate, or any of the inactive ingredients in Qsymia.

Qsymia can cause fetal harm. Females of reproductive potential should have a negative pregnancy test before treatment and monthly thereafter and use effective contraception consistently during Qsymia therapy. If a patient becomes pregnant while taking Qsymia, treatment should be discontinued immediately, and the patient should be informed of the potential hazard to the fetus.

The most commonly observed side effects in controlled clinical studies, 5% or greater and at least 1.5 times placebo, include paraesthesia, dizziness, dysgeusia, insomnia, constipation, and dry mouth.

About Qsymia Offer Programs

Save Now! Program - Eligible patients for the Save Now! Program must reside in one of the 50 states and Washington, DC, Puerto Rico, Virgin Islands, or Guam, and be 18 years or older.  This offer is limited to one per patient and applies only to the Qsymia recommended dose of 7.5 mg/46 mg for 30 days.  This offer is available for a limited time and may be modified or discontinued without further notice.  Prescriptions written or filled prior to March 1, 2013 are not eligible for the Save Now! Program.  This offer is not transferable.

This program is not open to patients receiving prescription reimbursement for Qsymia under any federal, state, or government-funded insurance program (for example, Medicaid, Tricare, VA, Department of Defense, Indian Health Service) or where prohibited by law.  Qsymia is categorically excluded from Medicare coverage.  Therefore, if you have Medicare coverage, including under Medicare Part D, and no other additional federal or state healthcare program coverage, you are eligible for this program.

Prescriptions for Qsymia and the Save Now! Program are redeemable by mail order only through CVS/pharmacy, Walgreens, and Walmart Home Delivery Pharmacy.  Qsymia is not available at your local retail pharmacy.  Patients are responsible for any sales tax.  You may not submit a claim for the amounts covered by the offer for payment to any third-party payers, including a flexible spending account, a Health Savings Account (HSA), or a Health Reimbursement Account (HRA).

Acceptance of this offer must be consistent with the terms of any drug benefit provided by your health insurer, health plan, or private third-party payer, and you agree to report acceptance of this offer to your health insurer, health plan, or third-party payer as may be required.

Get Started! Program - Eligible patients for the Get Started! Program must reside in one of the 50 states, Puerto Rico, Virgin Islands, or Guam, and be 18 years or older.  This offer is limited to one per patient, and applies only to the Qsymia starting dose of 3.75mg/23mg for 14 days.  This offer is available for a limited time and may be modified or discontinued without further notice.  Prescriptions written or filled prior to November 16, 2012, are not eligible for the free trial program.

This offer is good for the purchase of Qsymia only through CVS/pharmacy, Walgreens, and Walmart Home Delivery Pharmacy mail order pharmacies in the Qsymia Home Delivery Network and lawfully purchased from an authorized pharmacy in the United States or its territories.  This offer is not insurance and is not valid for prescriptions purchased under Medicaid, Medicare, or similar federal or state programs or for patients who are Medicare eligible and enrolled in an employer-sponsored group waiver health plan or government-subsidized prescription drug benefit program for retirees.  Offer not valid where prohibited by law, taxed, or restricted.  Offer is not transferable, is limited to one free trial offer per person, and may not be combined with any other offer.  A valid prescription for Qsymia is required at the time of purchase.

About VIVUS

VIVUS is a biopharmaceutical company commercializing and developing innovative, next-generation therapies to address unmet needs in obesity, sleep apnea, diabetes and sexual health for U.S., Europe and other world markets. Qsymia is also in phase 2 clinical development for the treatment of type 2 diabetes and obstructive sleep apnea. For more information about the company, please visit www.vivus.com.

Certain statements in this press release are forward-looking within the meaning of the Private Securities Litigation Reform Act of 1995. These statements may be identified by the use of forward-looking words such as “anticipate,” “believe,” “forecast,” “estimate,” “expect,” “intend,” “likely,” “may,” “plan,” “potential,” “predict,” “opportunity” and “should,” among others. There are a number of factors that could cause actual events to differ materially from those indicated by such forward-looking statements. These factors include, but are not limited to, our limited commercial experience with Qsymia in the U.S.; the timing of initiation and completion of the clinical studies required as part of the approval of Qsymia by the United States Food and Drug Administration, or FDA; the response from the FDA to the data that VIVUS will submit relating to post-approval clinical studies; the impact of the indicated uses and contraindications contained in the Qsymia label and the Risk Evaluation and Mitigation Strategy, or REMS, requirements; the impact of distribution of Qsymia through a certified home delivery pharmacy network; whether or not the FDA approves our amendment to the REMS for Qsymia, which, if approved, would allow dispensing through select certified retail pharmacies to increase access while meeting all requirements of the REMS; that we may be required to provide further analysis of previously submitted clinical trial data; the negative opinion of the European Medicines Agency’s, or EMA, Committee for Medicinal Products for Human Use, or CHMP, for the Marketing Authorization Application, or MAA, for Qsymia; our ability to successfully commercialize or establish a marketing partnership for avanafil, which will be marketed in the U.S. under the name STENDRA™; the ability of our partners to obtain and maintain regulatory approvals to manufacture and adequately supply our products to meet demand; our history of losses and variable quarterly results; substantial competition; risks related to the failure to protect our intellectual property and litigation in which we may become involved; uncertainties of government or third party payer reimbursement; our reliance on sole source suppliers; our limited sales and marketing and manufacturing experience; our reliance on third parties and our collaborative partners; our failure to continue to develop innovative investigational drug candidates and drugs; risks related to the failure to obtain FDA or foreign authority clearances or approvals and noncompliance with FDA or foreign authority regulations; our ability to demonstrate through clinical testing the safety and effectiveness of our investigational drug candidates; the timing of initiation and completion of clinical trials and submissions to foreign authorities; the results of post-marketing studies are not favorable; compliance with post-marketing regulatory standards is not maintained; the volatility and liquidity of the financial markets; our liquidity and capital resources; and our expected future revenues, operations and expenditures. As with any pharmaceutical in development, there are significant risks in the development, the regulatory approval, and the commercialization of new products. There are no guarantees that the product will receive regulatory approval outside the United States for any indication or prove to be commercially successful. VIVUS does not undertake an obligation to update or revise any forward-looking statements. Investors should read the risk factors set forth in VIVUS’s Form 10-K for the year ending December 31, 2012, and periodic reports filed with the Securities and Exchange Commission.